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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Calypte Biomedical Corporation:

We consent to the incorporation by reference herein of our report dated February 5, 1999, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary (the "Company") as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Calypte Biomedical Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated February 5, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                              /s/ KPMG LLP


San Francisco, California
March 10, 2000